UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 2, 2008

Cleveland-Cliffs Inc
__________________________________________
(Exact name of registrant as specified in its charter)

Ohio	1-8944	34-1464672
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1100 Superior Avenue, Cleveland, Ohio		44114-2544
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	216-694-5700

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

As previously disclosed, on July 31, 2007, Cleveland-Cliffs Inc (the "Company") acquired PinnOak Resources LLC ("PinnOak"), a privately-owned U.S. producer of high-quality, low-volatile metallurgical coal. The purchase price of PinnOak and its subsidiary operating companies was $450 million in cash, of which $108.4 million was deferred until December 31, 2009, plus the assumption of approximately $160 million of debt, which was repaid at closing. The purchase agreement also included a contingent earn-out, which ranged from $0 to approximately $300 million dependent on PinnOak’s performance in 2008 and 2009.

On October 3, 2008, the Company and the former owners of PinnOak entered into a payment agreement (the "Payment Agreement"), which amended the PinnOak purchase agreement to accelerate the payment of the deferred portion of the purchase price and the earnout. Pursuant to the Payment Agreement, the estimated present value of the deferred portion and the earnout payment was set at approximately $260 million. The Company issued 4,000,000 common shares, par value $0.125 per share (the "Common Shares"), to the former owners in PinnOak, which satisfied all of the Company’s payment obligations in connection with the PinnOak acquisition.

In the Payment Agreement, the Company also agreed to file a resale registration statement with the SEC pursuant to which the former owners of PinnOak would be able to sell the Common Shares they received in this transaction.

In connection with the Payment Agreement, the former owners of PinnOak also agreed to vote the Common Shares they received in the transaction in favor of the Company’s proposed merger with Alpha Natural Resources, Inc.

Item 3.02 Unregistered Sales of Equity Securities.

United Mining

As previously disclosed, on July 11, 2008, the Company, through a wholly owned subsidiary, completed the acquisition of United Mining Co. Ltd.’s ("United Mining") 30% interest in United Taconite LLC, an iron ore mining and pelletizing joint venture located in Eveleth, Minnesota. Pursuant to the Purchase and Sale Agreement, dated as of July 11, 2008 (the "Purchase Agreement"), by and among Cliffs UTAC Holding LLC, the Company, United Mining and Laiwu Steel Group Ltd., the purchase price was comprised of approximately $100 million in cash, 1,529,619 Common Shares (the "Consideration Shares") and 1.2 million tons of iron ore pellets. The pellets will be provided to United Mining over five quarters beginning with the quarter ended December 31, 2008.

In connection with the issuance of the Consideration Shares, the Company entered into a registration rights agreement, dated July 11, 2008, with United Mining whereby the Company agreed, among other things, to file a resale registration statement with respect to the Consideration Shares and any additional shares the Company may be required to issue (as described below). The Company will file this registration statement with the Securities and Exchange Commission on October 6, 2008. Pursuant to the Purchase Agreement, in the event that the Company’s share price decreased from July 11, 2008 to the business day prior to the filing of the registration statement, the Company was obligated to issue an additional amount of shares to compensate United Mining for this decrease. To satisfy this obligation, the Company issued 2,781,852 Common Shares to United Mining on October 3, 2008 in a private placement in reliance on an exemption from registration under Section 4(2) of the Securities Act of 1933 (the "Securities Act").

PinnOak

As described above under Item 1.01, on October 3, 2008, the Company issued 4,000,000 Common Shares to the former owners of PinnOak in satisfaction of certain payment obligations under the original purchase agreement. The Company relied on Rule 506 promulgated under the Securities Act to exempt the offer and sale of the Common Shares from the registration requirements of the Securities Act.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 2, 2008, the Company and Randy L. Kummer, Senior Vice President – Human Resources, terminated their employment relationship, effective October 3, 2008. In connection with this termination of the employment relationship, the Company and Mr. Kummer entered into a Separation Agreement and Release of Claims (the "Separation Agreement"). Pursuant to the Separation Agreement, Mr. Kummer will receive the following severance benefits:

• a lump sum payment of $548,000, which is equal to two times Mr. Kummer’s base pay;

• a lump sum payment of $160,000, which approximates Mr. Kummer’s expected payout under the Company’s 2008 Executive Management Performance Incentive Plan, pro-rated for service during 2008;

• performance shares, retention unit and restricted stock unit grants received by Mr. Kummer under the Company’s long-term incentive plans will be pro-rated based upon the length of Mr. Kummer’s employment during the applicable incentive periods;

• restricted stock granted to Mr. Kummer in 2006 under the Company’s 1992 incentive equity plan became non-forfeitable on October 3, 2008 and will paid in accordance with the terms of Mr. Kummer’s 2006 restricted stock agreement;

• Mr. Kummer and his eligible dependants will be entitled to health insurance coverage for up to 24 months under certain circumstances; and

• Mr. Kummer will be entitled to relocation assistance for up to 12 months to the extent such benefits are not available through another employer.

The Separation Agreement also contains customary provisions regarding confidentiality of the Company’s proprietary information and non-solicitation.

Effective October 3, 2008, William A. Brake, Jr., Executive Vice President – Cliffs Metallics and Chief Technical Officer, assumed responsibility for Human Resources and labor relations.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cleveland-Cliffs Inc

October 6, 2008	By:	George W. Hawk, Jr.

Name: George W. Hawk, Jr.
Title: General Counsel and Secretary